Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

April 15, 2011

Delaware VIP Trust
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the "Manager"), agrees that in order to improve the performance of the series of Delaware VIP Trust set forth below (each a “Series”), the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, “non-routine expenses”)) in an aggregate amount equal to the amount by which the Series’ total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses) exceed the percentages set forth below for the period April 29, 2011 through April 30, 2012. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by each Series’ Board and the Manager. Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from each Series’ participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Fund	Expense Cap
Delaware VIP Cash Reserve Series*	0.19%
Delaware VIP International Value Equity Series	1.05%

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/	Philip N. Russo
	Name:	Philip N. Russo
	Title:	Executive Vice President & Chief Administrative Officer
____________________

* Please note: Delaware VIP Cash Reserve Series has a voluntary total expense limitation in place of 0.19% + 12b-1 fee. This voluntary limitation will continue to be in effect indefinitely until otherwise noted.

Your signature below acknowledges acceptance of this Agreement:

Delaware VIP Trust

By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President & Chief Executive Officer
	Date:	April 15, 2011